Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of TOP Financial Group Ltd of our report dated August 11, 2025, with respect to the consolidated balance sheets of TOP Financial Group Limited and its subsidiaries as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended March 31, 2025, 2024 and 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

August 11, 2025